Exhibit 15.1

VinFast Auto Ltd.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined financial statements present the combination of the financial information of VinFast and Black Spade adjusted to give effect to (i) the consummation of the Business Combination and the other transactions contemplated by the Business Combination Agreement (the “Transactions”) as described under the section “Explanatory Note” included elsewhere in this shell company report on Form 20-F (the “Report”), (ii) the Gotion Investment which is described below under the heading “Gotion Investment,” and (iii) the phase-out of ICE vehicle production (the “ICE Production Phase-out”), which is described in the Proxy Statement and Prospectus, part of VinFast’s Registration Statement on Form F-4, as amended (the “Proxy Statement/Prospectus”) incorporated by reference in the Report under the section titled “VinFast’s Business – Corporate History and Structure - Phase-out of ICE Vehicle Production.” The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Defined terms included in these financial statements have the same meaning as terms defined and included elsewhere in the Report.

The following unaudited pro forma condensed combined balance sheet as of March 31, 2023 combines the unaudited historical condensed consolidated balance sheet of VinFast as of March 31, 2023 with the unaudited historical condensed balance sheet of Black Spade as of March 31, 2023, as if the Transactions and the Gotion Investment had been completed on March 31, 2023.

The following unaudited pro forma condensed combined statements of operations for the year ended December 31, 2022 combines the audited historical consolidated statements of operations of VinFast for the year ended December 31, 2022 with the audited historical statements of operations of Black Spade for the year ended December 31, 2022, as if the Transactions, the Gotion Investment and the ICE Production Phase-out had been completed on January 1, 2022.

The following unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2023 combines the unaudited historical condensed consolidated statements of operations of VinFast for the three months ended March 31, 2023 with the unaudited historical condensed statements of operations of Black Spade for the three months ended March 31, 2023, as if the Transactions, the Gotion Investment and the ICE Production Phase-out had been completed on January 1, 2022.

The historical financial information of Black Spade was derived from its audited historical financial statements for the year ended December 31, 2022 and its unaudited historical condensed financial statements for the three months ended March 31, 2023, included in the Proxy Statement/Prospectus and incorporated by reference in the Report. The historical financial information of VinFast was derived from its audited historical consolidated financial statements for the year ended December 31, 2022 and its unaudited historical condensed financial statements for the three months ended March 31, 2023, included elsewhere in the Report. The unaudited pro forma condensed combined financial information and the accompanying notes should be read together with VinFast’s and Black Spade’s financial statements and related notes, the section titled “VinFast’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Black Spade’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in the Proxy Statement/Prospectus and incorporated by reference in the Report, and other financial information included in the Report.

The pro forma adjustments related to the Transactions and the Gotion Investment, which we refer to as the “Transactions Accounting Adjustments,” and the pro forma adjustments related to the ICE Production Phase-out, which we refer to as the “ICE Production Phase-out Accounting Adjustments,” collectively, are described in the notes to the unaudited pro forma consolidated financial information.

The unaudited pro forma condensed combined statements of operations (i) are based on information currently available, (ii) are intended for informational purposes only, (iii) are not necessarily indicative of and do not purport to represent what our operating results would have been had the Transactions, the Gotion Investment and the ICE Production Phase-out occurred as described or what our future operating results will be after giving effect to these events, and (iv) do not reflect all actions that may be undertaken by us after the Transactions, the Gotion Investment and the ICE Production Phase-out.

Description of the ICE Production Phase-out

Please refer to the section titled “VinFast’s Business – Corporate History and Structure – Phase-out of ICE Vehicle Production,” in the Proxy Statement/Prospectus and incorporated by reference in the Report.

Description of the Transactions

On May 12, 2023, Black Spade entered into the Business Combination Agreement with VinFast and Merger Sub, a wholly-owned subsidiary of VinFast. Pursuant to the Business Combination Agreement, on August 11, 2023, Merger Sub merged with and into Black Spade, with Black Spade surviving the merger and becoming a wholly owned subsidiary of VinFast, and the securityholders of Black Spade becoming securityholders of VinFast. On August 15, 2023, VinFast’s shares and warrants commenced trading on Nasdaq under the ticker symbols “VFS” and “VFSWW,” respectively.

Pursuant to the Business Combination Agreement, (a) each Class A ordinary share of Black Spade outstanding immediately prior to the Effective Time was converted into one VinFast ordinary share (all holders of Class A ordinary shares of Black Spade, the “Public Shareholders”), (b) each Class B ordinary share of Black Spade outstanding immediately prior to the Effective Time was converted into one VinFast ordinary share, and (c) each Black Spade warrant outstanding immediately prior to the Effective Time was assumed by VinFast and exchanged for a VinFast warrant, with the number of VinFast ordinary shares underlying the VinFast warrants and the exercise price of such VinFast warrants subject to adjustment in accordance with the Business Combination Agreement in the event of a stock split, share dividend or distribution, or any change in VinFast’s share capital by reason of any recapitalization, reclassification, exchange of shares.

The unaudited pro forma condensed combined financial information has been prepared to reflect the actual redemption of 15,591,100 Public Shares, and the Backstop Subscriber’s subscription for 1,636,797 ordinary shares of VinFast, pursuant to the terms of the Sponsor Support and Lock-Up Agreement and Deed, dated as of May 12, 2023, as amended by the First Amendment to Sponsor Support and Lock-Up Agreement, dated as of June 14, 2023 (collectively, the “Sponsor Support Agreement”), and the backstop subscription agreement dated August 10, 2023.

The Business Combination will be accounted for as a recapitalization, with no goodwill or other intangible assets recorded, in accordance with US GAAP.

Gotion Investment

On June 30, 2023, VinFast entered into an ordinary shares subscription agreement with Gotion Inc. (“Gotion”) (the “Ordinary Shares Subscription Agreement”) pursuant to which Gotion will subscribe for and purchase 15,000,000 ordinary shares at $10 per share for an aggregate purchase price of $150 million (“the Gotion Investment”). Completion of the transaction is expected to occur after the closing of the Business Combination (“Closing”) and is subject to Gotion obtaining the necessary approvals from relevant governmental authorities and any other third parties necessary for the outbound investment and other customary closing conditions. These approvals shall be obtained pursuant to the time frame specified in the Ordinary Shares Subscription Agreement.

Consideration

The following represents the aggregate consideration assuming no VinFast warrants issued to Black Spade warrant holders in accordance with the Business Combination Agreement have been exercised and the Gotion Investment has been completed:

	Purchase Price	Shares Issued
	(VND in millions)
Share Consideration to Black Spade	1,692,284	7,170,697
Gotion Investment	3,540,000	15,000,000

The value of ordinary shares is reflected at $10 per share.

Ownership

The following summarizes the unaudited pro forma VinFast ordinary shares outstanding based on the actual redemptions by Black Spade Public Shareholders, assuming no VinFast warrants issued to Black Spade warrant holders in accordance with the Business Combination Agreement have been exercised and the Gotion Investment has been completed:

	Number of shares (1)%
Black Spade Public Shareholders
Public Shares (2)	1,308,900	0.06%
	1,308,900	0.06%
Sponsor and the other Initial Shareholders of Black Spade
Founder Shares (3)	4,225,000	0.18%
	4,225,000	0.18%
Backstop financing
Backstop shares (4)	1,636,797	0.07%
	1,636,797	0.07%
Gotion Investment
Gotion Investment shares	15,000,000	0.65%
	15,000,000	0.65%
Current VinFast shareholders
Vingroup	1,185,010,424	51.03%
VIG	769,989,498	33.16%
Asian Star	345,000,076	14.86%

	2,299,999,998	99.05%
Total	2,322,170,695	100%

Notes:

(1)

The share amounts and ownership percentages set forth above are not indicative of voting percentages. Excludes the potential dilutive effect of any VinFast warrants outstanding, earnout shares issued after the Closing or equity awards that may be granted under the VinFast Award Plan. If the actual facts are different than the assumptions set forth above, the share amounts and percentage ownership numbers set forth above will be different.

(2)	Represents the issuance of VinFast ordinary shares to Public Shareholders.
(3)	Represents the issuance of VinFast ordinary shares to the Sponsor and the other Initial Shareholders of Black Spade.
(4)	Represents the issuance of VinFast ordinary shares to the Backstop Subscriber.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of March 31, 2023

(in VND million)

			Transactions
	VinFast (Historical)	Black Spade (Historical)	Accounting Adjustments			Pro Forma Combined

ASSETS

CURRENT ASSETS
Cash and cash equivalents	3,740,797	6,735	4,248,000	(a	)	7,995,532
Trade receivables	438,020	—	—			438,020
Advances to suppliers	7,227,547	—	—			7,227,547
Inventories, net	24,779,582	—	—			24,779,582
Short-term prepayments and other receivables	6,691,670	4,892	—			6,696,562
Short-term derivative assets	447,685	—	—			447,685
Current net investment in sales-type lease	6,537	—	—			6,537
Short-term investments	3,883	—	—			3,883
Short-term amounts due from related parties	465,563	—	—			465,563
Assets classified as held for sale	354,701	—	—			354,701

Total current assets	44,155,985	11,627	4,248,000			48,415,612

NON-CURRENT ASSETS
Investments held in the Trust Account	—	4,088,982	(4,088,982)	(b	)	—
Property, plant and equipment, net	61,412,516	—	—			61,412,516
Intangible assets, net	1,537,757	—	—			1,537,757
Goodwill	272,203	—	—			272,203
Operating lease right-of-use assets	7,318,172	—	—			7,318,172
Long-term derivative assets	289,322	—	—			289,322
Long-term advances to suppliers	29,082	—	—			29,082
Long-term prepayments	36,034	—	—			36,034
Non-current net investment in sales-type lease	134,914	—	—			134,914
Long-term amounts due from related parties	48,073	—	—			48,073
Other non-current assets	4,858,978	—	—			4,858,978

Total non-current assets	75,937,051	4,088,982	(4,088,982)			75,937,051

TOTAL ASSETS	120,093,036	4,100,609	159,018			124,352,663

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET (continued)

As of March 31, 2023

(in VND million)

			Transactions
	VinFast (Historical)	Black Spade (Historical)	Accounting Adjustments			Pro Forma Combined

DEFICIT AND LIABILITIES

CURRENT LIABILITIES
Short-term and current portion of long-term interest-bearing loans and borrowings	20,111,690	—	—			20,111,690
Trade payables and short-term accruals	29,465,147	64,592	301,656	(d	)	29,831,395
Deposits and down-payment from customers	1,218,830	—	—			1,218,830
Short-term deferred revenue	116,287	—	—			116,287
Other current liabilities	4,177,312	—	—			4,177,312
Current operating lease liabilities	1,454,937	—	—			1,454,937
Amounts due to related parties	27,006,774	393	—			27,007,167
Note payable – Sponsor	—	3,071	(3,071)	(e	)	—

Total current liabilities	83,550,977	68,056	298,585			83,917,618

NON-CURRENT LIABILITIES
Long-term interest-bearing loans and borrowings	41,237,310	—	—			41,237,310
Long-term financial liability	15,446,200	—	—			15,446,200
Derivative warrant liabilities	—	34,999	—			34,999
Deferred underwriting commission	—	139,594	(139,594)	(f	)	—
Other non-current liabilities	5,745,628	—	—			5,745,628
Non-current operating lease liabilities	5,309,454	—	—			5,309,454
Long-term deferred revenue	523,538	—	—			523,538
Deferred tax liabilities	947,420	—	—			947,420
Long-term accruals	3,406	—	—			3,406
Amounts due to related parties	18,139,211	—	27,140	(e	)	18,166,351
Total non-current liabilities	87,352,167	174,593	(112,454)			87,414,306

MEZZANINE EQUITY

Black Spade’s Class A ordinary shares subject to possible redemption; 16,900,000 shares (at redemption value)	—	4,088,982	(4,088,982)	(g	)	—

SHAREHOLDERS’ DEFICIT:

VinFast’s ordinary shares (2,299,999,998 shares issued) and outstanding; 2,322,170,695 shares for pro forma (unaudited))	871,021	—	1,692,284	(h	)	6,103,305
			3,540,000	(l	)
Black Spade’s Class B ordinary shares, $0.0001 par value, 20,000,000 shares authorized, 4,225,000 shares issued and outstanding	—	10	(10)	(i	)	—
Accumulated losses	(141,271,538)	(231,032)	231,032	(k	)	(141,271,538)
Additional paid-in capital	12,311,667	—	(1,401,437)	(j	)	10,910,230
Other comprehensive loss	(122,889)	—	—			(122,889)

Deficit attributable to equity holders of the parent	(128,211,739)	(231,022)	4,061,869			(124,380,892)
Non-controlling interests	77,401,631	—	—			77,401,631

Total deficit	(50,810,108)	(231,022)	4,061,869			(46,979,261)

TOTAL DEFICIT AND LIABILITIES	120,093,036	4,100,609	159,018			124,352,663

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

For the year ended December 31, 2022

(in VND million, except share and per share data)

		ICE Production Phase-out					Transactions

	VinFast (Historical)	Accounting Adjustments			Pro forma VinFast	Black Spade (Historical)	Accounting Adjustments			Pro Forma Combined
Revenues
Sales of vehicles	12,391,500	(6,611,355)	(aa	)	5,780,145	—	—			5,780,145
Sales of merchandise	112,206	—			112,206	—	—			112,206
Sales of spare parts and components	2,072,628	(187,198)	(aa	)	1,885,430	—	—			1,885,430
Rendering of services	222,732	—			222,732	—	—			222,732
Rental income
Revenue from leasing activities	166,525	—			166,525	—	—			166,525

Revenues	14,965,591	(6,798,553)			8,167,038					8,167,038

Cost of vehicles sold	(24,660,149)	10,230,141	(aa	)	(14,430,008)	—	—			(14,430,008)
Cost of merchandise sold	(151,353)	—			(151,353)	—	—			(151,353)
Cost of spare parts and components sold	(1,869,084)	182,284	(aa	)	(1,686,800)	—	—			(1,686,800)
Cost of rendering services	(389,635)	—			(389,635)	—	—			(389,635)
Cost of leasing activities	(162,275)	—			(162,275)	—	—			(162,275)

Cost of sales	(27,232,496)	10,412,425			(16,820,071)	—	—			(16,820,071)

Gross loss	(12,266,905)	3,613,872			(8,653,033)	—	—			(8,653,033)
Operating expenses:
Research and development costs	(19,939,898)	164,678	(bb	)	(19,775,220)	—	—			(19,775,220)
Selling and distribution costs	(5,213,739)	430,905	(cc	)	(4,782,834)	—	—			(4,782,834)
Administrative expenses	(4,010,012)	—			(4,010,012)	(77,562)	58,406	(gg	)	(4,029,168)
Compensation expenses	(109,431)	(157,349)	(dd	)	(266,780)	—	—			(266,780)
Net other operating expenses	(716,379)	—			(716,379)	—	—			(716,379)

Operating loss	(42,256,364)	4,052,106			(38,204,258)	(77,562)	58,406			(38,223,414)
Finance income	88,060	—			88,060	—	—			88,060
Finance costs	(7,959,840)	—			(7,959,840)	—	—			(7,959,840)
Net gain on financial instruments at fair value through profit or loss	1,226,012	—			1,226,012	290,121	—			1,516,133
Change in fair value of note payable - Sponsor	—	—			—	13,313	(13,313)	(hh	)	—
Income earned on Investments held in Trust Account	—	—			—	57,414	(57,414)	(ii	)	—

Loss before income tax expense	(48,902,132)	4,052,106			(44,850,026)	283,286	(12,321)			(44,579,061)
Tax expense	(946,738)	—	(ee	)	(946,738)	—	—			(946,738)

Net loss for the year	(49,848,870)	4,052,106			(45,796,764)	283,286	(12,321)			(45,525,799)

Net loss attributable to non-controlling interest	(65,075)	4,052	(ff	)	(61,023)	—	—			(61,023)

Net loss attributable to controlling interest	(49,783,795)	4,048,054			(45,735,741)	283,286	(12,321)			(45,464,776)

Weighted-average VinFast’s ordinary shares outstanding, basic and diluted	2,299,008,659				2,299,008,659					2,322,170,695
Net loss per share attributable to VinFast’s ordinary shareholders, basic and diluted (VND)	(21,654)				(19,895)					(19,579)
Weighted-average Black Spade’s redeemable Class A ordinary shares subject to possible redemption, basic and diluted						16,900,000
Basic and diluted net income per share of Black Spade’s redeemable Class A ordinary shares subject to possible redemption (VND)						13,435
Weighted-average Black Spade’s non-redeemable Class B ordinary shares outstanding, basic and diluted						4,225,000
Basic and diluted net income per share of Black Spade’s non-redeemable Class B ordinary shares (VND)						13,435

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

For the three months ended March 31, 2023

(in VND million, except share and per share data)

			Transactions
	VinFast (Historical)	Black Spade (Historical)	Accounting Adjustments			Pro Forma Combined
Revenues
Sales of vehicles	1,536,619	—	—			1,536,619
Sales of merchandise	38,269	—	—			38,269
Sales of spare parts and components	191,545	—	—			191,545
Rendering of services	74,721	—	—			74,721
Rental income
Revenue from leasing activities	130,472	—	—			130,472

Revenues	1,971,626	—	—			1,971,626

Cost of vehicles sold	(5,239,219)	—	—			(5,239,219)
Cost of merchandise sold	(38,533)	—	—			(38,533)
Cost of spare parts and components sold	(180,873)	—	—			(180,873)
Cost of rendering services	(173,466)	—	—			(173,466)
Cost of leasing activities	(148,305)	—	—			(148,305)

Cost of sales	(5,780,396)	—	—			(5,780,396)

Gross loss	(3,808,770)	—	—			(3,808,770)

Operating expenses
Research and development costs	(5,007,703)	—	—			(5,007,703)
Selling and distribution costs	(1,277,857)	—	—			(1,277,857)
Administrative expenses	(1,103,843)	(11,750)	5,283	(gg	)	(1,110,310)
Net other operating income	55,900	—	—			55,900

Operating loss	(11,142,273)	(11,750)	5,283			(11,148,740)
Finance income	15,213	—	—			15,213
Finance costs	(2,322,862)	—	—			(2,322,862)
Net loss on financial instruments at fair value through profit or loss	(671,463)	(17,476)	—			(688,939)
Change in fair value of note payable - Sponsor	—	10,725	(10,725)	(hh	)	—
Income earned on Investments held in Trust Account	—	42,874	(42,874)	(ii	)	—

Loss before income tax expense	(14,121,385)	24,373	(48,316)			(14,145,328)
Tax income	560	—	—			560

Net loss for the period	(14,120,825)	24,373	(48,316)			(14,144,768)

Net loss attributable to non-controlling interest	(27,621)	—	—			(27,621)

Net loss attributable to controlling interest	(14,093,204)	24,373	(48,316)			(14,117,147)

Weighted-average VinFast’s ordinary shares outstanding, basic and diluted	2,299,999,998					2,322,170,695
Net loss per share attributable to VinFast’s ordinary shareholders, basic and diluted (VND)	(6,127)					(6,079)
Weighted-average Black Spade’s redeemable Class A ordinary shares subject to possible redemption, basic and diluted		16,900,000
Basic and diluted net income per share of Black Spade’s redeemable Class A ordinary shares subject to possible redemption (VND)		1,178

Weighted-average Black Spade’s non-redeemable Class B ordinary shares outstanding, basic and diluted		4,225,000
Basic and diluted net income per share of Black Spade’s non-redeemable Class B ordinary shares (VND)		1,178

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Transactions, the Gotion Investment and the ICE Production Phase-out and has been prepared for informational purposes only.

The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

VinFast and Black Spade did not have any historical relationship prior to the Transactions. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined balance sheet as of March 31, 2023, assumes that the Transactions and the Gotion Investment occurred on March 31, 2023. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 and for the three months ended March 31, 2023, presents the pro forma effects of the Transactions, the Gotion Investment and the ICE Production Phase-out as if they had been completed on January 1, 2022.

The unaudited pro forma condensed combined balance sheet as of March 31, 2023 has been prepared using, and should be read in conjunction with, the following:

•	Black Spade’s unaudited condensed balance sheet as of March 31, 2023 and the related notes included in the Proxy Statement/Prospectus and incorporated by reference in the Report; and

•	VinFast’s unaudited condensed consolidated balance sheet as of March 31, 2023 and the related notes included elsewhere in the Report.

The unaudited pro forma condensed statements of operations for the year ended December 31, 2022 and for the three months ended March 31, 2023 have been prepared using, and should be read in conjunction with, the following:

•

Black Spade’s audited statements of operations for the year ended December 31, 2022 and unaudited condensed statements of operations for the three months ended March 31, 2023 and the related notes included in the Proxy Statement/Prospectus and incorporated by reference in the Report; and

•

VinFast’s audited consolidated statements of operations for the year ended December 31, 2022 and unaudited condensed consolidated statements of operations for the three months ended March 31, 2023 and the related notes included elsewhere in the Report.

The historical financial statements of Black Spade have been translated into VND, from Black Spade’s reporting currency of United States dollars ($) using a published exchange rate of:

•	the period-end exchange rate as of March 31, 2023 of $1.00 to 23,600 for the unaudited balance sheet.

•	the average exchange rate for the year ended December 31, 2022 of $1.00 to 23,570 for the audited statements of operations for the year ended December 31, 2022; and

•	the average exchange rate for the three months ended March 31, 2023 of $1.00 to 23,569 for the unaudited condensed statements of operations for the three months ended March 31, 2023.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Transactions, the Gotion Investment or the ICE Production Phase-out.

The pro forma adjustments reflecting the consummation of the Transactions, the Gotion Investment and the ICE Production Phase-out are based on certain currently available information and certain assumptions and methodologies that VinFast believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible that the difference may be material. VinFast believes that these assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Transactions, the Gotion Investment and the ICE Production Phase-out based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Transactions, the Gotion Investment and the ICE Production Phase-out taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the Post-Business Combination company. They should be read in conjunction with the historical financial statements and notes thereto of Black Spade and VinFast.

2. Accounting Policies

Upon consummation of the Transactions, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the Post-Business Combination company following the Transactions.

3. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Transactions, the Gotion Investment and the ICE Production Phase-out and has been prepared for informational purposes only. The adjustments presented on the unaudited pro forma combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the Company upon consummation of the Transactions. Black Spade and VinFast have not had any historical relationship prior to the Transactions. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of VinFast’s shares outstanding, assuming the Transactions, the Gotion Investment and the ICE Production Phase-out occurred on January 1, 2022.

ICE Production Phase-Out

The ICE Production Phase-out event was completed in 2022, and thus was reflected in VinFast’s audited consolidated balance sheet as of December 31, 2022.

The impacts from the ICE Production Phase-out event have been included in the unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2022 as follows:

(aa) Reflects the exclusion of revenue and direct cost of goods sold associated with the sale of ICE vehicles and related spare parts and components as reported in the historical financial statements of VinFast for the year ended December 31, 2022 under the assumption that the ICE Production Phase-out event occurred on January 1, 2022 and all ICE production activities ceased from that date.

(bb) Reflects the exclusion of R&D expenses related to ICE vehicles as reported in the historical financial statements of VinFast for the year ended December 31, 2022 under the assumption that the ICE Production Phase-out event occurred on January 1, 2022 and R&D expenses relating to ICE vehicles would not be incurred after the transfer date. The ICE Production Phase-out accounting adjustments are made to exclude: (1) the R&D expenses specifically related to ICE vehicles and (2) the specific ED&D parts/contracts related only to ICE vehicles. No adjustments are made for recurring R&D expenses, such as laboratory expense (including payroll) and ED&D parts/contracts which were incurred for ICE vehicles, where these resources can be repurposed for or reallocated to EV production after the cessation of ICE vehicle production activities.

(cc) Reflects the exclusion of VND430,9 billion in selling and distribution costs directly incurred with respect to sales of ICE vehicles (e.g. direct logistic expenses, promotion and advertisement expenses, warranty expenses relating to the extension of the ICE warranty policy for all ICE cars sold between 2019 and 2021 and to the earlier of 10 years or the first 200,000 kilometers) as reported in the historical financial statements of VinFast as of and for the year ended December 31, 2022 under the assumption that the ICE Production Phase-out event occurred on January 1, 2022 and selling and distribution costs relating to ICE vehicles will not be incurred after the transfer date. No adjustments are made for recurring selling and distribution costs, such as salary expenses and rental fees which were incurred for ICE vehicles, where these resources can be repurposed/reallocated for EV production after the cessation of ICE vehicle production activities.

(dd) Reflects the exclusion of the compensation settlement with suppliers in relation to the cessation of ICE vehicles production, which is considered a material non-recurring item arising from the ICE Production Phase-out event. Under the assumption that the ICE Production Phase-out event occurred on January 1, 2022, we do not expect such costs to be recurring.

(ee) The income taxes from the ICE Assets Disposal are incurred on the basis of local Vietnam GAAP taxable income. Since VinFast has accumulated tax losses which can be used to offset the taxable income from the ICE Assets Disposal, we are not expected to incur any income tax liabilities in connection with the disposal of the ICE Assets. Accordingly, no pro forma adjustments related to income tax liabilities are included with regard to the transfer of assets under the ICE Assets Disposal. Furthermore, VinFast’s audited consolidated statements of operations and VinFast’s subsidiaries for the year ending December 31, 2022 were under a loss making position and did not incur any income tax expenses related to ICE production activities. Accordingly, no pro forma adjustments related to tax expense exclusion are considered to be necessary.

As the post-Business Combination company does not file a consolidated tax return and both Black Spade and the Merger Sub are Cayman Islands companies that are tax exempted, the Company concluded that no pro forma adjustments are necessary.

(ff) Reflects the impact of excluding income and expense related to the cessation of ICE activities as mentioned above to net loss attributable to non-controlling interest.

The Transactions and the Gotion Investment

The Transactions Accounting Adjustments included in the unaudited pro forma condensed combined balance sheet as of March 31, 2023 are as follows:

(a) Represents pro forma adjustments to cash and cash equivalents to reflect the following:

	in VND million

Reclassification of Investments held in the Trust Account	4,088,982	(b	)
The payment to redeem Public Shares held by Public Shareholders	(3,772,292)	(b	)
The Backstop Amount	391,310	(c	)
Proceeds from the Gotion Investment	3,540,000	(l	)

	4,248,000	(a	)

(b) Reflects the reclassification of $173.3 million (VND4,088,982 million) of investments held in the trust account of Black Spade (the “Trust Account”) that became available following the completion of the Transactions less the payment of $159.8 million (VND3,772,292 million) to redeem Public Shares from redeeming Public Shareholders.

(c) Reflects the Backstop Amount for a total of $30 million (VND708,000 million) less the amount of Public Shares that were not redeemed in connection with the Transactions of $13.4 million (VND316,690 million).

(d) Reflects the transaction costs of approximately $15.5 million (VND366,248 million) payable by VinFast in connection with the Transactions less the payment of Black Spade’s outstanding payables by the Sponsor (VND64,592 million).

(e) Reflects the conversion of the unsecured promissory notes issued by Black Spade to the Sponsor into an interest-free loan from the Sponsor to VinFast, with an aggregate face value of $1.15 million (VND27,140 million) in connection with the Transactions.

(f) Reflects the reversal of deferred underwriting commission which will be forfeited in connection with the Transactions.

(g) Reflects the redeemed value of $159.8 million (VND3,772,292 million) of Black Spade’s Class A ordinary shares subject to possible redemption and the reclassification of remaining $13.4 million (VND316,690 million) of Black Spade’s Class A ordinary shares subject to possible redemption to permanent equity after being converted into VinFast ordinary shares.

(h) Reflects the share consideration of $71.7 million (VND1,692,284 million) from the issuance of 7,170,697 VinFast ordinary shares at $10 per share.

(i) Reflects the reclassification of $422 (VND10 million) of Black Spade’s Class B ordinary shares to permanent equity after being converted into VinFast ordinary shares.

(j) Represents pro forma adjustments to additional paid-in capital to reflect the following:

	in VND million

Share consideration of VinFast ordinary shares	(1,692,284)	(h	)
Transaction costs incurred	(301,656)	(d	)
The conversion of the unsecured promissory notes	(24,069)	(e	)
The reversal of deferred underwriting commission	139,594	(f	)
The Backstop Amount and the remaining investments held in the Trust Account	708,000	(c	)
Reclassification of Black Spade’s Class B ordinary shares	10	(i	)
Elimination of Black Spade’s accumulated losses	(231,032)	(k	)

Additional paid-in capital	(1,401,437)	(j	)

(k) Reflects the elimination of Blake Spade’s historical accumulated losses into additional paid-in capital.

(l) Reflects the cash consideration equal to the aggregate subscription price of $150 million from the issuance of 15,000,000 ordinary shares of VinFast at $10 per share to Gotion in a private placement pursuant to the Ordinary Shares Subscription Agreement.

The Transactions Accounting Adjustments included in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2022 and for the three months ended March 31, 2023 are as follows:

(gg) Reflects the exclusion of material non-recurring expenses (i.e., professional fees which are not required by the Business Combination Agreement) assumed to be paid by the Sponsor on January 1, 2022, in accordance with the Article 5.5 (c) of the Sponsor Support Agreement, such expenses will not be incurred after the Transactions. No adjustments are made for recurring administrative expenses, such as directors’ and officers’ insurance and listing fees, which are expected to have a continuing impact on the combined results post-Closing.

(hh) Reflects the exclusion of change in fair value of note payable – Sponsor which will not be incurred after the Transactions.

(ii) Reflects the exclusion of income earned on investments held in Trust Account which will not be incurred after the Transactions.

4. Loss per Share

Net loss per share was calculated using the historical weighted average number of shares outstanding and the issuance of additional shares in connection with the Transactions and the Gotion Investment, assuming the shares were outstanding since January 1, 2022. As the Transactions and the Gotion Investment are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average number of shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Transactions and the Gotion Investment have been outstanding for the entire period presented. If the maximum number of shares are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period.

	Year Ended December 31, 2022	Three months ended March 31, 2023
Pro forma net loss attributable to controlling interest (in VND million)	(45,464,776)	(14,117,147)
Weighted average shares outstanding—basic and diluted	2,322,170,695	2,322,170,695
Pro forma net loss per share (in VND) —basic and diluted	(19,579)	(6,079)
Weighted average shares outstanding —basic and diluted	2,322,170,695	2,322,170,695
Public Shareholders	1,308,900	1,308,900
Sponsor and the other Initial Shareholders of Black Spade	4,225,000	4,225,000
Backstop Subscriber	1,636,797	1,636,797
Gotion Investment	15,000,000	15,000,000
Current VinFast shareholders	2,299,999,998	2,299,999,998